UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 9, 2007

TUTOGEN MEDICAL, INC.
(Exact Name of Registrant as Specified in Charter)

Florida (State or Other Jurisdiction of Incorporation)	001-16-069 (Commission File Number)	59-3100165 (I.R.S. Employer Identification No.)
13709 Progress Boulevard, Box 19
Alachua, Florida 32615
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (386) 462-0402
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS.
(a), (b), (c), (d) and (f): Not applicable.
(e) On November 9, 2007, the Board of Directors (the “Board”) of Tutogen Medical, Inc. (the “Company” or “Tutogen”) approved the recommendation of the Compensation Committee (the “Compensation Committee”) to increase the base salary for the fiscal year ended September 30, 2008 for certain executive officers of the Company, including Guy L. Mayer, Chief Executive Officer. Mr. Mayer’s base salary was increased from $345,000 to $400,000. In addition, the Board approved the recommendation of the Compensation Committee to award a success bonus to L. Robert J. Johnston, Jr., Chief Financial Officer, in the amount of $50,000, upon the closing of the previously announced merger of Tutogen and Regeneration Technologies, Inc. in the first quarter of 2008.
ITEM 8.01 OTHER EVENTS.
     On November 14, 2007, the Company announced that it has entered into a tissue supply agreement with the University of Miami Tissue Bank and has extended its existing tissue supply agreement with AlloSource, Inc. Under the terms of these new five-year agreements, the University of Miami Tissue Bank and AlloSource will provide Tutogen with various human tissues used in Tutogen dental, spinal and soft tissue repair product lines. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits.
99.1	Press Release dated November 14, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUTOGEN MEDICAL, INC.
Dated: November 15, 2007	/s/ L. Robert Johnston, Jr.
L. Robert Johnston, Jr.
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated November 14, 2007.